Exhibit 23.8

CONSENT OF DIRECTOR NOMINEE

Jaguar Uranium Corp. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director nominee. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

By:	/s/ Janet Meiklejohn
Name:	Janet Meiklejohn
Dated:	December 8, 2025